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                                                                      EX-10.19

MAKER: Salvatore J. Bonanno
PAYEE: Grove Worldwide LLC

                                 PROMISSORY NOTE

$912,663                                                       June 27, 1998

            FOR VALUE RECEIVED, Salvatore J. Bonanno ("Maker"), promises to pay to the order of Grove Worldwide LLC (collectively with all subsequent holders of this Note, "Payee"), at 201 Main Street, Suite 2600, Fort Worth, Texas 76102, or at such other address or addresses as payee may from time to time designate in writing, in lawful money of the United States of America, an amount equal to Nine Hundred Twelve Thousand Six Hundred and Sixty Three dollars ($912,663) (the "Principal Amount"), together with interest on the unpaid Principal Amount owing hereunder from time to time at the rate per annum equal to the lesser of (1) or (2) below:

            (1) a varying rate per annum equal to the prevailing designated prime or base rate of Wells Fargo Bank, N.A., or its successor, as published or announced by such bank from time to time (the "Prime Rate"), with adjustments in such varying rate to be made on the same date as any change in the Prime Rate (the "Applicable Rate"); or

            (2) the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received, or reserved by Payee in accordance with New York law from time to time in effect except to the extent federal law permits Payee to contract for, charge, take, receive, or reserve a greater amount of interest, due credit being given for all charges made in connection with the loan evidenced hereby that may be treated as interest under applicable law.

            Interest will be based on a 365-day year.

            Notwithstanding anything in this Note to the contrary, if at any time the Applicable Rate, together with all fees and charges, if any, contracted for, charged, received, taken, or reserved by Payee in connection with the loan evidenced hereby that may be treated as interest under applicable law (collectively, the "Charges"), computed over the full term of this Note, exceeds the Maximum Rate, then the rate of interest payable hereunder, together with all Charges, will be limited to the Maximum Rate. If, however, the Maximum Rate from time to time subsequently increases, then the interest charged on the unpaid Principal Amount will remain equal to the Maximum Rate, and any subsequent reduction in the Applicable Rate will not reduce the rate borne by this Note, until the total amount of interest earned hereunder, together with all Charges, equals the total amount of interest that would have accrued at the Applicable Rate if the Applicable Rate had at all times been in effect. Moreover, if at maturity or final payment of this Note the total amount of interest paid or accrued under the foregoing provisions is less than the total amount of interest that would have accrued if the Applicable Rate had at all times been in effect, Maker agrees to pay to Payee, to the

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extent allowed by then-applicable law, an amount equal to the difference between (a) the lesser of (i) the amount of interest that would have been accrued on this Note if the Maximum Rate had at all times been in effect, and
(ii) the amount of interest that would have accrued if the Applicable Rate had at all times been in effect, and (b) the amount of interest actually accrued under this Note.

            This Note evidences the loan, between the Maker and the Payee for the purchase by Maker of a membership interest (the "Equity") in Grove Investors LLC, a Delaware limited liability company ("Investors"). So much of the Principal Amount as is required for Maker's purchase of the Equity shall be advanced by Payee directly to Investors, which will sell the Equity to Maker in an amount that corresponds to Payee's advance. Maker authorizes and directs Payee to make the advance to Investors and further authorizes Investors to evidence the sale of the Equity in such manner with respect to the advance made by Payee under this Note. Such advance will be deemed to have been received by Maker upon Maker's receipt of the Equity and thereafter paid to Investors as the purchase price for the Equity.

            This Note is due and payable with accrued interest on the seventh anniversary of the date hereof. The Note and all accrued interest will be forgiven upon the occurrence of any of the following events prior to the scheduled payment date: (A) the Maker dies while in service, (B) the Maker becomes disabled, (C) the Maker is discharged involuntarily, (D) the Maker quits with Good Reason as defined in the Employment Agreement, (E) the Maker remains in employment continuously from the date hereof until the seventh anniversary of this agreement, or (F) the occurrence of a Change of Control. The amount due under this Note that shall be forgiven shall be increased or decreased based on the positive difference, if any, between the fair market value of shares of stock of Foamex International, Inc. ("Foamex") under option to Maker which were not exercisable by Maker as of the announcement of Maker's termination of employment from Foamex (the "Announcement") and the exercise price for such stock under such options. As of the Announcement there were 44,754 such shares under option at an exercise price of $6 7/8 per share and 50,000 such shares under option at an exercise price of $11 1/2 per share. The fair market value of a share of stock of Foamex shall be the average closing price of a share of Foamex stock on the stock exchange on which such shares are principally traded for the ten trading days prior to the Announcement or, if a going-private transaction is announced, on or before July 28, 1998, the price paid for a share of stock of Foamex in such transaction.

            Time is of the essence in this Note.

            If Maker does not pay this Note as and when due to Payee, then this Note will bear interest until paid at the Default Rate (as defined below).

            Maker may at any time prepay all or from time to time any portion of this Note without premium or penalty upon at least two days written notice to the Payee. All



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payments on this Note will, at the option of Payee, be applied first to pay unpaid accrued interest and any remainder will be applied to reduce the Principal Amount.

            The forgiveness of this Note and the related interest that would otherwise occur shall be conditioned on the Maker's providing the Payee with sufficient funds to satisfy all applicable withholding requirements.

            Except as otherwise specifically provided, Maker: (i) waives grace, presentment and demand for payment, protest and notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity, notice of nonpayment, and all other notices of any nature, filing of suit, and diligence in collecting this Note or enforcing any of the Collateral for it; (ii) agrees that the amount due hereunder must be paid without set-off, counterclaim, abatement, suspension or diminution; and (iii) agrees that Payee will not be required first to file suit or exhaust its remedies against Maker, any guarantor, or others liable or to become liable on this Note to enforce payment of this Note. No extension or postponement of time for paying this Note or any installment hereof affects the liability of Maker under this Note.

            Any of the following is a "Default" under this Note:

                  (a) Maker fails to perform or observe any provision of this
            Note.

                  (b) Maker commences a voluntary case under Title 11 of the
            United States Code as from time to time in effect (the "Bankruptcy Code").

                  (c) Maker seeks relief as a debtor under any applicable law, other than the Bankruptcy Code, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consents to or acquiesces in such relief.

                  (d) Maker has entered against him any order by a court of
            competent jurisdiction finding him to be bankrupt or insolvent, or assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of his property.

                  (e) Maker makes an assignment for the benefit of, or enters into a composition with, his creditors, or appoints or consents to the appointment of a receiver or other custodian for all or a substantial part of his property.

                  (f) A court having jurisdiction enters a decree or order for relief in respect of Maker in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law


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            now or hereafter in effect, which decree or order is not stayed; or
            any other similar relief is granted under any applicable federal or state law.

                  (g) An involuntary case is commenced against Maker under the
            Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian, or other officer having similar powers over Maker, or over all or a substantial part of his property, has been entered; or the involuntary appointment of an interim receiver, trustee, or other custodian of Maker for all or a substantial part of his property has occurred; or a warrant of attachment, execution, or similar process has been issued against any substantial part of Maker's property, and any such event described in this clause (g) continues for 60 days unless dismissed, bonded or discharged.

            If a Default occurs, then and in each and every such case the unpaid Principal Amount and all accrued interest will automatically become due and payable without presentation, presentment, protest, or further demand or notice of any kind, all of which Maker expressly waives. Payee may proceed to enforce payment of all or part of such amount in a commercially reasonable manner. Payee will also be entitled to exercise any and all other rights, remedies, and recourses now or later existing in equity or at law. All remedies under this Note are cumulative, not exclusive.

            Upon Default under this Note, at Payee's option all amounts then due and payable under this Note will bear interest from the date the Default occurs at a rate of interest per annum (the "Default Rate") equal to the lesser of (a) 4% over the Applicable Rate, and (b) the Maximum Rate.

            Maker agrees to pay all costs of collection hereof when incurred, including reasonable attorneys' fees of the Payee, whether or not any action is instituted to enforce this Note.

            Maker and Payee at all times intend to comply with the applicable law now or hereafter governing the terms of this Note and the interest payable on this Note. If the applicable law is ever revised, repealed, or judicially interpreted so as to render any provision of this Note invalid, or so as to render usurious any amount called for under this Note or under any of the Security Instruments or contracted for, charged, taken, reserved, or received with respect to the loan evidenced by this Note, or if Payee's exercise of its rights to accelerate the maturity of this Note, or if any prepayment by Maker results in Maker's having paid any interest in excess of that permitted by law, then it is Maker's and Payee's express intent that all excess amounts previously collected by Payee be credited on the Principal Amount of this Note (or, if the Note has been paid in full, refunded to Maker). This Note immediately will then be deemed reformed and the amounts later collectible hereunder reduced without the need to execute any new



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document, so as to comply with the then-applicable law, but so as to permit the recovery of the greatest amount otherwise called for hereunder.

            All sums paid or agreed to be paid to Payee for the use, forbearance, or detention of this indebtedness evidenced by this note will, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of this Note until paid in full so that the rate or amount of interest on account of such indebtedness does not exceed the applicable usury ceiling for so long as any amount is outstanding.

            THIS NOTE MUST BE GOVERNED BY AND CONSTRUED ACCORDING TO NEW YORK LAW EXCEPT AS APPLICABLE FEDERAL LAW PERMITS PAYEE TO CONTRACT FOR, CHARGE, TAKE, RECEIVE, OR RESERVE A GREATER AMOUNT OF INTEREST.

            Any suit, action, proceeding, controversy or claim arising out of or relating to this Note or a Default must be brought in a court of appropriate jurisdiction in New York City, New York. Maker hereby submits and consents to the jurisdiction of such court for any such suit, action or proceeding and irrevocably waives: (i) any objection that he now has or may later have to the venue of such court, and (ii) any objection that any such suit, action, or proceeding brought in such court has been brought in an inconvenient forum.

            THIS PROMISSORY NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

            Maker has duly executed this Note effective as of the date first above written.

                                    "MAKER"


                                    /s/ Salvatore J. Bonanno
                                    ------------------------
                                    SALVATORE J. BONANNO


                                    "PAYEE"


                                    /s/ Charles Zemene
                                    ------------------------
                                    GROVE WORLDWIDE LLC



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                                                                               6


                                    By: /s/ CHARLES A. ZEMENE
                                       --------------------------

                                    Title: Treasurer
                                          -----------------------

                                    (Payee's signature is added solely to
                                    acknowledge the statement in the next to the last paragraph above that this is the final written agreement between the parties.)

Acknowledged and agreed to for the
limited purposes stated herein by:

GROVE INVESTORS LLC, a
Delware limited liability company.


By: /s/ Charles Zemene
   ------------------------

Title: Treasurer
      ---------------------